Exhibit 10.5

                                             March 20, 2025
Dear Jerry Wang,

I am pleased to offer you a position with Faraday Future Intelligent Electric Inc. (“FFIE” or the “Company”), as an exempt President reporting to Matthias Aydt, Global Chief Executive Officer and YT Jia, Founder, CPUO. If you decide to join us, you will receive an annual salary of $500,000 that will be paid semi-monthly in accordance with the Company’s normal payroll practices and subject to taxes and other required withholdings.

Bonuses: As an employee, you will be eligible to receive a discretionary annual performance bonus up to $300,000 (the “Annual Bonus”), subject to taxes and other required withholdings. Any Annual Bonus will be awarded in the sole discretion of the Company. You must be an active employee on the date any discretionary bonus is paid in order for the Annual Bonus to be deemed earned. The Annual Bonus will not be deemed earned by you and become payable unless or until it is awarded by the Company and you remain employed through the payment date. The timing of your Annual Bonus shall coincide with similar bonuses paid to other members of the Company’s senior management.

You also will be eligible to receive a signing and retention bonus in the amount of $300,000 in cash (the “Signing and Retention Bonus”), subject to your continued employment through such date. The Signing and Retention Bonus shall not be fully earned by you unless and until you (1) meet the employment conditions set forth herein, (2) accept and return this offer letter by March 21, 2025, and (3) remain employed with the Company for a period of at least thirty six (36) months from your start date (“Milestone Retention Date”). The Cash Signing and Retention Bonus will be payable at 50% ($150,000) in a separate check on the regularly first scheduled pay date after joining with the Company after the first receipt of funds relating to the current fundraising round with Univest; and the remaining 50% ($150,000) in a separate check on the regularly scheduled pay date after successfully completing 12 months of employment with the Company. The Signing and Retention Bonus is taxable, and all regular payroll taxes will be withheld.

The Signing and Retention Bonus is not earned until all three of the above conditions are met. In the event you voluntarily leave the Company, you will be responsible for reimbursing the Company a pro rata portion of the full Signing and Retention Bonus received by you within ten (10) days of the date you leave the Company. Any such calculation shall be based on the total number of whole calendar months remaining between the separation date and the Milestone Retention Date. In the event you are terminated for Cause at any time after receiving the Signing and Retention Bonus, you will be responsible for reimbursing the Company the full Signing and Retention Bonus received by you within ten (10) days of the date you are terminated. For purposes of this offer letter, “Cause” shall mean (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with Company; (ii) intentional or grossly negligent damage to Company’s interests or assets; (iii) intentional or grossly negligent disclosure of Company’s confidential information contrary to Company policies; (iv) intentional or grossly negligent engagement in any competitive activity which would constitute a breach of your duty of loyalty or any other duties

Exhibit 10.5

you hold to the Company; (v) intentional or grossly negligent breach of any of Company’s policies; (vi) the willful and continued failure to substantially perform your duties for Company (other than as a result of incapacity due to physical or mental illness); or (vii) other willful or grossly negligent conduct by you that is demonstrably and materially injurious to the Company, monetarily or otherwise.

Benefits: The Company provides all full-time employees with subsidized health insurance, the opportunity to participate in the Company’s 401k-retirement plan, paid time off, and holiday entitlement, specific details of which will be provided shortly after you join the Company.
You also will be eligible to receive an annual number of restricted stock units (“RSUs”) having a total value equal to $1,140,000. The RSUs shall be granted as follows:

Each RSU grant shall vest in equal twenty-five percent (25%) increments on each of your first four (4) annual award date anniversaries at the Company following the applicable award date, provided you remain employed with the Company on each such vesting date.

You also will be eligible to receive an annual number of performance stock units (“PSUs”) having a target value equal to $760,000 whereas 50% tied to company and you reach certain milestones and 50% tied to your personal performance goals achieved on certain dates as specified by the Board of Directors of the Company (“Board”). Such Milestones will be determined by the Board or a committee thereof.

The PSUs shall be granted as follows: Should the Company reach any such Milestone, the PSUs associated with such Milestone will be issued on the date(s) such Milestone is reached and shall vest in equal one-third increments on each of the first three (3) annual Milestone anniversary dates following the applicable grant date, provided you remain employed with the Company on each such vesting date.

All RSU and PSU grants are subject to approval by the Board or a committee thereof, the terms of the FFIE 2021 Stock Incentive Plan, as may be amended ("Plan”), and the underlying award agreements (a copy of each will be provided to you at the appropriate time). Further, any equity award grant and the timing thereof are subject to the Company having a sufficient number of authorized shares and shares available for issuance under the Plan. PSUs will be granted tied to milestones and when there are sufficient shares.
Termination and At-Will Status

You and the Company understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of the employment relationship, which may be terminated by either you or the Company at any time, with or without cause or good reason, and with or without advance notice. As a professional courtesy, the Company requests that you provide 30 days’ notice prior to your resignation date in order to transition your role.

Exhibit 10.5

Nothing in this offer letter prohibits you from engaging in legally protected conduct including reporting possible violations of state or federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company or its Legal Department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. In addition, the following notice is provided in compliance with federal law: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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This offer is contingent on the Company’s verification of your right to work in the United States as well as your successful clearance of a background and reference check, and export control screening. This offer can be rescinded at any time by the Company prior to your start date.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be March 24, 2025. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.
We look forward to your favorable reply and to working with you. This offer letter will automatically be withdrawn if not accepted on or before March 21, 2025.

    [Signature Page Follows]

Exhibit 10.5

Sincerely,

_____________________________
Lucky Jiang
Interim Head, HR
Faraday Future

Agreed To and Accepted By:

_____________________________
Jerry Wang

_____________________________
Date
Enclosure
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